EXHIBIT 35.1
ANNUAL STATEMENT OF COMPLIANCE
OFFICER’S CERTIFICATE
I, Jeffrey Volk, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Standard Indenture Terms, dated as of February 16, 2006, which are incorporated by reference into the Indenture entered into by each Principal Life Income Fundings Trust and the Company, as paying agent, calculation agent, indenture trustee and registrar (the “Agreement”), the following:
1. A review of the Company’s activities as paying agent, calculation agent, indenture trustee and registrar as of and for the period ending December 31, 2006 and its performance under the Agreement has been made under my supervision.
2. To the best of my knowledge, based on such review and other than as identified on Schedule A hereto, as of and for the period ending December 31, 2006, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.
This statement is given by the undersigned as an authorized officer of the Corrpany and not in the undersigned’s individual capacity.
Date: February 28, 2007

Citibank, N.A.
By:	/s/ Jeffrey Volk
	Name:	Jeffrey Volk
	Title:	Managing Director

Schedule A
1. With respect to certain remittances during the reporting period, amounts due to investors were allocated and remitted in accordance with the timeframes; distribution priority and other terms set forth in the transaction agreements, but were not credited to such investors account until the business day next succeeding the applicable distribution date. According to the procedures of The Depository Trust Company (“DTC”) with respect to variable rate securities, amounts are not debited from amounts held in the Company’s account with DTC with respect to such securities until the Company provides the applicable interest rate on such securities to DTC. If the rates are provided by 2:15 (Eastern Time) (the “DTC Deadline”), amounts are debited on the same day. If the rates are provided after the DTC Deadline, the amounts are debited the next business day. With respect to certain remittances during the reporting period, the rates were provided to DTC after the DTC Deadline. Therefore, DTC debited the related accounts on the business day after the applicable distribution date.
2. With respect to certain remittances during the reporting period, although the correct disbursement amounts were made to investors, the disbursements were not posted to the investor records within two business days. The records in question have been subsequently updated.